Exhibit 99.2

Invivyd Announces Interim Exploratory Data on VYD222 from Ongoing

CANOPY Clinical Trial

•	Analysis of secondary endpoint of symptomatic COVID-19 events in CANOPY is unrelated to regulatory filing or review, but may be hypothesis generating for future Invivyd discovery and development work

•	Today’s update on Day 67 and Day 90 event rates is the first of two planned public updates on symptomatic COVID-19 events in CANOPY; Invivyd plans to analyze all future events at Day 180

•	Further defining the relationship between serum virus neutralizing antibody titers and clinical protection that prospectively builds on published data is an anticipated goal of future clinical trials

WALTHAM, Mass., March 22, 2024 (GLOBE NEWSWIRE) — Invivyd, Inc. (Nasdaq: IVVD), a biopharmaceutical company on a mission to protect the vulnerable from serious viral infectious diseases, today announced interim exploratory COVID-19 clinical event data for VYD222, an investigational, monoclonal antibody (mAb) in development for the pre-exposure prophylaxis of COVID-19. The data announced today from the ongoing Phase 3 CANOPY clinical trial reflect and add further to the initial potential signal of clinical protection from symptomatic COVID-19 shared in December 2023, and may be useful in updating prior published work that analyzed the relationships between serum virus neutralizing antibody (sVNA) titers and protection in patients who had no prior exposure to vaccination or natural infection.1

“While these interim clinical efficacy data are exploratory and not part of the primary immunobridging endpoint of the CANOPY clinical trial, we believe they further our efforts to understand the relationship between sVNA titers and clinical efficacy in individuals who have some level of vaccine- or infection-induced immunity,” said Dave Hering, Chief Executive Officer. “As we continue to build out our company and advance the science describing monoclonal antibody pre-exposure prophylaxis (PrEP), we believe we can incorporate these findings into future prospectively designed clinical studies that seek to establish formal relationships between neutralizing titers and protection. Exploratory data such as provided in today’s update are important for broad reflection as they represent some of the first data from a clinical trial conducted with a monoclonal antibody in a population that has acquired prior immune exposure from either vaccination or natural infection. By contrast, studies of prior authorized COVID-19 PrEP mAbs largely relied on participants required by protocol to be naïve to vaccination or prior infection2. As such, these people would presumably have no baseline titers. We continue to explore how measured titers compare with calculated titers and look to assess if higher levels of protection in future studies may be possible with lower levels of additional titers conferred from mAbs.”

The ongoing CANOPY Phase 3 clinical trial is designed to evaluate the safety and tolerability of VYD222 and to assess immunobridging from VYD222 to certain historical data from the company’s previous Phase 2/3 clinical trial of adintrevimab (ADG20) for the prevention of symptomatic COVID-19 (EVADE). Symptomatic COVID-19 event collection in the CANOPY clinical trial is a secondary exploratory endpoint designed to allow Invivyd to contemplate further discovery and development work only. The CANOPY clinical trial enrolled participants in two cohorts. Cohort A is a single-arm, open-label trial in adults who have moderate-to-severe immune compromise including complex underlying medical conditions (n=306). Cohort B is a randomized, placebo-controlled cohort that enrolled adults without moderate-to-severe immune compromise who are at risk of acquiring SARS-CoV-2 due to regular unmasked face-to-face interactions in indoor settings. All CANOPY Cohort A participants received VYD222 administered via intravenous (IV) infusion. Cohort B participants were randomized 2:1 to receive VYD222 or placebo administered via IV infusion.

Updated Findings

As previously disclosed by the company in December 2023, a potential early signal of clinical protection from symptomatic COVID-19 confirmed by RT-PCR was observed. Invivyd is now providing an update on the clinical cases of confirmed symptomatic COVID-19 through Day 90. Beyond today’s update, additional cases of COVID-19 have occurred in Cohorts A and B post Day 90. These data are planned to be analyzed at Day 180 and presented when available.

Cohort B (Randomized, placebo-controlled cohort without moderate-to-severe immune compromise at risk of acquiring SARS-CoV-2 due to regular unmasked face-to-face interactions) — Proportion of participants with RT-PCR-confirmed symptomatic COVID-19 (exploratory data):

	As of December 1, 2023	Through Day 90
(median 67 days follow-up)

VYD222	0% (0/322)	0.3% (1/314)

Placebo	3% (5/162)	5% (8/159)

Cohort A (Open-label cohort with moderate-to-severe immune compromise) — Proportion of participants with RT-PCR-confirmed symptomatic COVID-19 (exploratory data):

	As of December 1, 2023	Through Day 90
(median 35 days follow-up)

VYD222	0% (0/306)	1% (3/298)

Additional COVID-19 events have occurred in Cohort A (unblinded) and Cohort B (randomized, not yet analyzed) post Day 90, but the company has not yet analyzed the data. Invivyd plans to provide a Day 180 update and a more complete analysis of the observed relationships between sVNA titers, both calculated and measured, and events of confirmed symptomatic COVID-19 when these data are available.

About VYD222

VYD222 is a neutralizing, half-life extended monoclonal antibody (mAb) candidate being investigated for the pre-exposure prophylaxis (prevention) of COVID-19 in immunocompromised adults and adolescents. VYD222 was designed for broad activity and has demonstrated in vitro neutralizing activity in pseudotyped virus-like particle and authentic virus neutralization assays against various pre-Omicron and Omicron variants, including JN.1. VYD222 was engineered from adintrevimab, Invivyd’s investigational mAb that has a robust safety data package and demonstrated clinically meaningful results in global Phase 2/3 clinical trials for both the prevention and treatment of COVID-19.

About Invivyd

Invivyd, Inc. (Nasdaq: IVVD) is a biopharmaceutical company on a mission to rapidly and perpetually deliver antibody-based therapies that protect vulnerable people from the devastating consequences of circulating viral threats, beginning with SARS-CoV-2. The company’s proprietary INVYMAB™ platform approach combines state-of-the-art viral surveillance and predictive modeling with advanced antibody engineering. Leveraging its INVYMAB platform approach, the company is generating a robust pipeline of product candidates which could be used in prevention or treatment of serious viral diseases, starting with COVID-19 and expanding into influenza and other high-need indications. Visit https://invivyd.com/ to learn more.

References

1.

Schmidt, Pete et al. “Antibody-mediated protection against symptomatic COVID-19 can be achieved at low serum neutralizing titers.” Sci. Transl. Med.15, eadg2783 (2023); Follmann, Dean et al. “Examining protective effects of SARS-CoV-2 neutralizing antibodies after vaccination or monoclonal antibody administration.” Nature communications vol. 14,1 3605. 17 Jun. 2023.

2.

Ison, Michael, et al. “Prevention of COVID-19 Following a Single Intramuscular Administration of Adintrevimab: Results From a Phase 2/3 Randomized, Double-Blind, Placebo-Controlled Trial (EVADE).” Open Forum Infectious Diseases, Volume 10, Issue 7, July 2023; Levin, Myron J et al. “Intramuscular AZD7442 (Tixagevimab-Cilgavimab) for Prevention of Covid-19.” The New England Journal of Medicine vol. 386,23 (2022): 2188-2200.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “estimates,” “intends,” “potential,” “projects,” and “future” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, the company’s ongoing research and clinical development activities, as well as future potential research and clinical development efforts; the potential of VYD222 for clinical protection from symptomatic COVID-19 based on early signals shown by interim data from the CANOPY clinical trial; the company’s plans to provide any future public updates on symptomatic COVID-19 events in the CANOPY clinical trial, including the timing thereof; the potential for exploratory clinical efficacy data from the CANOPY clinical trial to be hypothesis generating for future discovery and development work of the company, and the possibility of updating prior published work that analyzed the relationships between sVNA titers and protection; the in vitro neutralizing activity of VYD222 against major SARS-CoV-2 variants; the company’s mission to rapidly and perpetually deliver antibody-based therapies that protect vulnerable people from the devastating consequences of circulating viral threats, beginning with SARS-CoV-2; the ability of the company to leverage its INVYMAB platform approach to generate a robust pipeline of product candidates which, if authorized or approved, could be used in prevention or treatment of serious viral diseases, starting with COVID-19 and expanding into influenza and other high-need indications; the company’s business strategies and objectives; and other statements that are not historical fact. The company may not actually achieve the plans, intentions or expectations disclosed in the company’s forward-looking statements and you should not place undue reliance on the company’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: the timing and progress of the company’s discovery, preclinical and clinical development activities; the risk that results of preclinical studies or clinical trials may not be predictive of future results, and interim data are subject to further analysis; unexpected safety or efficacy data observed during preclinical studies or clinical trials; the predictability of clinical success of the company’s product candidates based on neutralizing activity in preclinical studies; the company’s reliance on third parties with respect to virus assay creation and product candidate testing and with respect to its clinical trials; variability of results in models used to predict activity against SARS-CoV-2 variants; whether VYD222 or any other product candidate is able to demonstrate and sustain neutralizing activity against major SARS-CoV-2 variants, particularly in the face of viral evolution; the company’s ability to leverage its INVYMAB platform approach to generate a robust pipeline of product candidates which, if authorized or approved, could be used in prevention or treatment of serious viral diseases; the uncertainties and timing of the regulatory authorization or approval process, and available development and regulatory pathways for authorization or approval of the company’s product candidates; changes in the regulatory environment; the company’s ability to continue as a going concern; and whether the company has adequate funding to meet future operating expenses and capital expenditure requirements. Other factors that may cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (SEC), and in the company’s other filings with the SEC, and in its future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and Invivyd undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

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Contacts:

Scott Young

(781) 208-1747

syoung@invivyd.com

Gabriella Linville-Engler

(781) 208-0160

gengler@invivyd.com